Exhibit 10.1

US FOODS HOLDING CORP.
ANNUAL INCENTIVE PLAN

(Restated Effective as of January 1, 2019)

ARTICLE I
OBJECTIVE
US Foods Holding Corp. (together with its subsidiaries, the “Company”) established and maintains the US Foods Holding Corp. Annual Incentive Plan (the “Plan”) to incentivize and reward certain eligible Company employees who assist the Company in achieving its key business priorities. This document constitutes an amendment and restatement of the Plan, effective as of January 1, 2019. The plan year for the Plan is the calendar year.
ARTICLE II
ELIGIBILITY AND PARTICIPATION
2.1    Eligible Employees. Each employee of the Company who is employed in a position designated by the Committee (as defined in Section 6.2 below) as a position eligible to receive a bonus under the Plan is eligible to participate in the Plan under the terms and conditions set forth in this document.
2.2    Termination of Participation. Subject to Section 5.1, an employee’s eligibility to receive a bonus under the Plan shall terminate on the earliest of: (a) the date the employee is no longer in a bonus-eligible position; (b) the date on which the employee terminates employment with the Company for any reason; and (c) the date on which the Committee terminates the employee’s participation in the Plan. The Committee reserves the right to terminate an employee’s participation in the Plan at any time for any or no reason. Subject to Section 5.2, an employee who becomes ineligible to receive a bonus under the Plan in accordance with this Section 2.2 shall not receive a bonus payment for the plan year in which their bonus eligibility is terminated.
ARTICLE III
PERFOMANCE MEASURES
AND TARGET AWARDS
3.1    The Committee has sole and absolute discretion to establish the process and criteria for determining bonus amounts for each plan year. In doing so, the Committee may consider: (a) the business plans established by those divisions, business units, business segments and administrative departments with bonus-eligible positions, (b) the performance measures and goals set forth in Section 3.2 below; and (c) the recommendations of managers assigned to bonus-eligible employees for determining any applicable individual performance measures.
3.2    The Committee shall identify performance measures and goals (“Performance Goals”), which are based on the attainment of one or more of the following of the Company (and/or one or more of the Company’s divisions, business units, product lines, brands, business segments, administrative departments, or any combination of the foregoing), which may be determined in accordance with GAAP or on a non-GAAP basis: (i) net earnings, net income (before or after taxes), or consolidated net income; (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or net revenue growth; (iv) gross revenue or gross revenue growth, gross profit or gross profit growth; (v) net operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on investment, assets, capital, employed capital, invested capital, equity, or sales); (vii) cash flow measures (including, but not limited to, operating cash flow, free cash flow, or cash flow return on capital); (viii) actual or adjusted earnings before or after interest, taxes, depreciation, and/or amortization (including EBIT and EBITDA); (ix) gross or net operating margins; (x) productivity ratios; (xi) expense targets or cost reduction goals, general and administrative expense savings; (xii) operating efficiency; (xiii) customer/client satisfaction: (xiv) working capital targets; (xv) economic value added or other “value creation” metrics; (xvi) enterprise value; (xvii) sales; (xviii) customer/client retention; (xix) competitive market metrics; (xx) employee retention; (xxi) personal targets, goals, or completion of projects (including, but not limited to, succession and hiring projects, completion of specific acquisitions, dispositions, reorganizations, or other corporate transactions or capital-raising transactions, expansions of specific business operations, and meeting divisional or project budgets); (xxii) comparisons of continuing operations to other operations; (xxiii) market share; (xxiv) cost of capital, debt leverage year-end cash position or book value; (xxv) strategic objectives; (xxvi) debt reduction; or (xxvii) such other goals as the Committee may determine whether or not listed herein. Any Performance Goal may be stated as a percentage of another Performance Goal or used on an absolute or relative basis to measure the performance of the Company (and/or one or more of the Company’s divisions, business units, product lines, brands, business segments, or administrative departments of the Company, or any combination thereof). The Committee shall assign weighting to the applicable Performance Goals. The Committee may identify different Performance Goals and weightings that apply to eligible employees in different divisions, business units, business segments, administrative departments and/or positions. The Committee may establish, as it deems appropriate, certain minimum thresholds that must be met with respect to the achievement of a Performance Goal. The Plan’s Performance Goals and weightings are a term and condition of the Plan and are incorporated by reference herein.
3.3    The Committee shall assign a target bonus percentage to each bonus eligible employee. An eligible employee’s target bonus amount for each plan year shall equal the applicable percentage, multiplied by an eligible employee’s base salary during the portion of the plan year such eligible employee was employed by the Company. The Committee may adjust an eligible employee’s target bonus amount based upon such criteria as the Committee shall determine.
3.4    The Committee shall establish a performance period (e.g., calendar or fiscal quarter or calendar or fiscal year) applicable to each Performance Goal under the Plan. Upon the conclusion of each performance period, the Committee shall review the achievement of the applicable Performance Goal(s).
ARTICLE IV
BONUS AMOUNTS

Each eligible employee shall be entitled to receive a bonus under this Plan only after the Committee determines the Company’s and/or the eligible employee’s achievement of the applicable Performance Goal(s) during the relevant performance period. If a bonus-eligible employee transfers between bonus-eligible positions or goes on a leave of absence during any plan year, the Committee shall determine the effect of such transfer or leave of absence on such employee’s bonus amount. In all cases the Committee, in its sole and absolute discretion, may reduce the amount of any bonus payment that would otherwise be made to a participant in the Plan or to decide that no payment shall be made to such participant.
ARTICLE V
BONUS PAYMENTS

5.1    The Company shall pay bonuses in a single lump sum payment after the close of each applicable performance period, but in no event later than two and one-half (2.5) months after the close of the applicable performance period. Except as otherwise provided in this ARTICLE V, an eligible employee shall be entitled to a bonus under this Plan only if he or she is actively employed by the Company on the last day of the applicable performance period and in good standing on the date bonuses are paid.
5.2    Notwithstanding Section 5.1, the Committee reserves the right, in its sole and absolute discretion, to pay a bonus under this Plan to a person who is not actively employed on the last day of the applicable performance period. In determining whether to pay a bonus to a person who is not actively employed on such date, the Committee may consider, in its sole and absolute discretion, (a) whether the person is no longer actively employed as the result of a disability; (b) whether the person is part of a reduction‑in‑force; (c) whether the person voluntarily terminated after reaching a certain age with a certain amount of service with the Company (e.g., after reaching age 55 with 10 years of service); (d) whether the person was involuntarily terminated by the Company for “cause”; and (e) whether the person died during employment with the Company. The Company shall pay a bonus to the person’s estate if a person dies before receiving a bonus but after the decision to pay a bonus has been made and communicated to the employee.

ARTICLE VI
OTHER TERMS AND CONDITIONS
6.1    No Vested Rights. No person has a vested right to any amount under the Plan before the payment date.
6.2    Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors of US Foods Holding Corp. (the “Committee”). The Committee has the full power to construe, interpret and make all determinations under the Plan including, but not limited to, the determination of: (a) the meaning of any term or provision of the Plan; (b) whether an individual is an eligible employee; (c) the Performance Goals and weightings that apply to a person’s bonus; (d) the amount of each bonus (including the target bonus amount and the actual bonus paid); and (e) whether a Company employee has become entitled to a bonus under the Plan. The Committee has the full power to establish, amend and waive rules for the Plan’s administration. All determinations and decisions the Committee makes under the Plan are final and binding on all persons and entities. No individual shall be entitled to receive a bonus under this Plan unless the Committee determines, in its sole and absolute discretion, that the individual has met the Plan’s eligibility requirements to receive a bonus.
Except to the extent prohibited by applicable law, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to one or more officers or other management employees of the Company, as it deems appropriate in its sole and absolute discretion, including the authority to act on behalf of the Committee with respect to any matter, right, obligation, decision, or election which is the responsibility of, or which is allocated to, the Committee under the Plan, except with respect to the Company’s executive officers. Any such allocation or delegation may be revoked by the Committee at any time. Notwithstanding the foregoing, no eligible employee shall make decisions under the Plan with respect to his or her own bonus, including, without limitation, regarding his or her own bonus amount.

Any person who believes he or she is being denied any benefit or right under the Plan may file with the Committee a written notice of the claim and the facts on which the claim is based. Any claim must be delivered to the Committee within forty-five (45) calendar days of the later of the payment date of the bonus or the specific event giving rise to the claim. The Committee will notify the person of its decision in writing as soon as administratively practicable. Claims not responded to by the Committee in writing within one hundred twenty (120) calendar days of the date the written claim is delivered to the Committee shall be deemed denied. The Committee's decision is final and conclusive and binding on all persons. No lawsuit relating to the Plan may be filed before a written claim is filed with the Committee and is denied or deemed denied and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred.
6.3    Amendment and Termination. The Plan may be amended, suspended or terminated at any time (including after the close of a performance period and prior to payment of bonuses) and from time to time by written action of the Committee.
6.4    Deductions and Withholding. The Company shall deduct and/or withhold all amounts necessary to satisfy federal, state and local taxes, required by law or regulation to be withheld, with respect to any taxable event arising as a result of the Plan.
6.5    No Deferred Compensation. The Company intends the Plan to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, pursuant to the short‑term deferral exception under Treas. Reg. Section 1.409A - 1(b)(4).
6.6    Governing Law. The laws of the State of Illinois shall govern the Plan.
6.7    Adjustments for Overpayment. If the Company overpays a bonus, the Company may recoup prospective compensation payable to an employee, including future bonuses and earnings not governed by the Plan.

6.8    No Employment Contract. The Plan is not a contract between the Company and any person. Nothing herein limits the Company’s ability to terminate the employment of any person. No person earns any right to a bonus, partial or otherwise, under this Plan during the performance period.
6.9    Unfunded Status. The Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company or any subsidiary thereof for payment of any bonuses. No person shall have any interest in any assets of the Company or any subsidiary thereof by reason of the right to receive a bonus under the Plan and any such person shall have only the rights of a general unsecured creditor of the Company or any subsidiary thereof with respect to any rights under the Plan.
6.10    Amendment. This amendment and restatement supersedes and replaces all prior plan documents governing the Plan. If any conflict between this document and any other document related to or associated with this Plan should arise, the terms and conditions of this document shall control.

4